EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                          Contact:  Vicki Rapson
                                                                    800/841-5858

                AVANA PREPARES FOR PLANNED TOP MANAGEMENT CHANGE

ATLANTA, December 20, 1999 -- Avana Communications, which recently merged with Grace Development, Inc., announced today that its interim Chairman, Louis Friedman, has resigned as part of a planned top-management reorganization of the growing Atlanta-based integrated communications provider.

The company said significant progress had been made in identifying candidates for Avana's Chairman, CEO position and that Friedman's move today will make continued progress possible.

According to the company, New York- based Barry Nathanson & Associates has already identified several candidates for the top spot at Avana and several steps in the interview process have been completed.

Richard Granville, founder and CEO of Grace Development, praised Friedman who will become a consultant and advisor to the company in the areas of mergers, acquisitions and investment banking.

"Since completion of the merger of Avana and Grace Development," said Granville, "Mr. Friedman has played an active role in several key areas of management of the company resulting in acceleration of key projects in advance of their anticipated completion."

"I am thrilled to be supporting the Avana team in its efforts moving forward," said Friedman. "Our goals and objectives are aggressive yet obtainable and the opportunity to provide a specific area of expertise to the management team can only produce greater results for our current and future employees and shareholders."

Granville indicated that he, too, would be stepping down soon as CEO of Avana because the company's plan is to combine the Chairman and CEO posts.

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"We have developed the foundation of our business plan and must now take the action of implementing the leadership that best serves the shareholders and the company in our overall mission," said Granville. "The candidates have been identified to assume my responsibilities and the chairman's with the objective of providing positive interface with our board of directors, our management team, our shareholders and the investment community."

Granville indicated that he planned to stay on after the placement of the new Chairman and CEO.

"My current plans are to remain on the Board of Directors and take a position of leadership in one of the company's operating divisions. With our current management team, acquisition candidates under consideration, and the intended level of management being sought in this particular search, I am quite confident that our management team going forward will have the necessary capabilities to achieve our goals."

Contact: Avana Corporate Communications & Public Relations, Vicki Rapson @ 1-800-841-5858 or ACCPR@AVANA.NET

This news release may contain forward-looking statements concerning the business and products of the company. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: development, shipment and market acceptance. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of release.